Exhibit 99.1

[MOOG PRESS RELEASE]

MOOG INC. ANNOUNCES OFFERING OF CLASS A COMMON STOCK

East Aurora, NY, September 11, 2003 - Moog Inc. (NYSE: MOG.A/MOG.B) today announced a public offering of 1.75 million newly issued shares of Class A common stock at $38.00 per share. Net proceeds to Moog from the offering are expected to be approximately $62.6 million and will be used to pay a portion of the purchase price of Moog's previously announced acquisition of the Poly-Scientific division of Litton Systems, Inc., a subsidiary of Northrop Grumman Corporation. In the event the acquisition is not completed, the net proceeds will be used to repay indebtedness. The closing of the offering is expected to occur on September 16, 2003.  All of the shares are being offered by Moog solely pursuant to a prospectus supplement under Moog's shelf registration statement that has been filed with and declared effective by the Securities and Exchange Commission.

SG Cowen is acting as lead manager of the offering. HSBC Securities (USA) Inc. is acting as co-manager. Moog has granted the underwriters an option to purchase up to an additional 262,500 shares of Class A common stock within 30 days after the offering to cover over-allotments, if any.

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor will there be any sale of these securities in any state in which such offer solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The shares of Class A common stock are being offered solely by means of a prospectus. Copies of the final prospectus supplement and accompanying prospectus related to the offering may be obtained from SG Cowen Securities Corporation at 1221 Avenue of the Americas, 6th Floor, New York, NY 10020.

Moog Inc. is a worldwide manufacturer of precision control components and systems. Moog's high-performance actuation products control military and commercial aircraft, satellites and space vehicles, launch vehicles, missiles and automated industrial machinery.